                                  SCHEDULE 13D/A


                                 (Rule 13d-101)

    Information to be Included in Statements Filed Pursuant to Rule 13d-1(a) and Amendments Thereto Filed Pursuant to Rule 13d-2(a)


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                   Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*


                               WFS FINANCIAL INC
            --------------------------------------------------------
                                (Name of Issuer)

                        Common Stock, without par value
            --------------------------------------------------------
                         (Title of Class of Securities)

                                     92923B
            --------------------------------------------------------
                                 (CUSIP Number)

                                 ERNEST S. RADY
                             Chairman of the Board
                               WFS Financial Inc
                                23 Pasteur Road
                             Irvine, CA 92718-3804
            --------------------------------------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)

                                 March 4, 2002
            --------------------------------------------------------
                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e)(f) or (g), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 92923B                      13D                  Page 2 of 30 Pages

==============================================================================
1)      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                    WESTCORP
                             IRS ID No. 51-0308535
------------------------------------------------------------------------------
2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a)  [X]
                                                                (b)  [ ]
------------------------------------------------------------------------------
3)      SEC USE ONLY


------------------------------------------------------------------------------
4)      SOURCE OF FUNDS (See Instructions)

                                       WC
------------------------------------------------------------------------------
5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

------------------------------------------------------------------------------
6)      CITIZENSHIP OR PLACE OF ORGANIZATION

                                   CALIFORNIA
------------------------------------------------------------------------------
                  7)      SOLE VOTING POWER

                          SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
  NUMBER OF    ---------------------------------------------------------------
   SHARES         8)      SHARED VOTING POWER
BENEFICIALLY
  OWNED BY
    EACH       ---------------------------------------------------------------
  REPORTING       9)      SOLE DISPOSITIVE POWER
   PERSON
    WITH                  SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
               ---------------------------------------------------------------
                 10)      SHARED DISPOSITIVE POWER


------------------------------------------------------------------------------
11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
------------------------------------------------------------------------------
12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES (See Instructions)                        [ ]

------------------------------------------------------------------------------
13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        Approximately 84.06% (based on 40,982,153 shares outstanding)
------------------------------------------------------------------------------
14)     TYPE OF REPORTING PERSON*

                                       HC
==============================================================================

CUSIP No. 92923B                      13D                  Page 3 of 30 Pages

==============================================================================
1)      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                             WESTERN FINANCIAL BANK
                             IRS ID No. 94-2504080
------------------------------------------------------------------------------
2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a)  [X]
                                                                (b)  [ ]
------------------------------------------------------------------------------
3)      SEC USE ONLY


------------------------------------------------------------------------------
4)      SOURCE OF FUNDS (See Instructions)

                                       WC
------------------------------------------------------------------------------
5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

------------------------------------------------------------------------------
6)      CITIZENSHIP OR PLACE OF ORGANIZATION

                    PRINCIPAL PLACE OF BUSINESS: CALIFORNIA
------------------------------------------------------------------------------
                  7)      SOLE VOTING POWER

                          SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
  NUMBER OF    ---------------------------------------------------------------
   SHARES         8)      SHARED VOTING POWER
BENEFICIALLY
  OWNED BY
    EACH       ---------------------------------------------------------------
  REPORTING       9)      SOLE DISPOSITIVE POWER
   PERSON
    WITH                  SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
               ---------------------------------------------------------------
                 10)      SHARED DISPOSITIVE POWER


------------------------------------------------------------------------------
11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
------------------------------------------------------------------------------
12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES (See Instructions)                        [ ]

------------------------------------------------------------------------------
13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        Approximately 84.06% (based on 40,982,153 shares outstanding)
------------------------------------------------------------------------------
14)     TYPE OF REPORTING PERSON (See Instructions)

                                       BK
==============================================================================

CUSIP No. 92923B                      13D                  Page 4 of 30 Pages

==============================================================================
1)      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    ERNEST S. RADY AND ERNEST S. RADY TRUST

                        Social Security No. ###-##-####
------------------------------------------------------------------------------
2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a)  [X]
                                                                (b)  [ ]
------------------------------------------------------------------------------
3)      SEC USE ONLY


------------------------------------------------------------------------------
4)      SOURCE OF FUNDS (See Instructions)

                                       PF
------------------------------------------------------------------------------
5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

------------------------------------------------------------------------------
6)      CITIZENSHIP OR PLACE OF ORGANIZATION

                                   CALIFORNIA
------------------------------------------------------------------------------
                  7)      SOLE VOTING POWER

                          SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
  NUMBER OF    ---------------------------------------------------------------
   SHARES         8)      SHARED VOTING POWER
BENEFICIALLY
  OWNED BY
    EACH       ---------------------------------------------------------------
  REPORTING       9)      SOLE DISPOSITIVE POWER
   PERSON
    WITH                  SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
               ---------------------------------------------------------------
                 10)      SHARED DISPOSITIVE POWER


------------------------------------------------------------------------------
11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
------------------------------------------------------------------------------
12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES (See Instructions)                        [ ]

------------------------------------------------------------------------------
13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        Approximately 84.06% (based on 40,982,153 shares outstanding)
------------------------------------------------------------------------------
14)     TYPE OF REPORTING PERSON (See Instructions)

                                    OO + IN
==============================================================================

CUSIP No. 92923B                      13D                  Page 5 of 30 Pages

==============================================================================
1)      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               EVELYN SHIRLEY RADY AND EVELYN SHIRLEY RADY TRUST

                        Social Security No. ###-##-####

------------------------------------------------------------------------------
2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a)  [X]
                                                                (b)  [ ]
------------------------------------------------------------------------------
3)      SEC USE ONLY


------------------------------------------------------------------------------
4)      SOURCE OF FUNDS (See Instructions)

                                       PF
------------------------------------------------------------------------------
5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

------------------------------------------------------------------------------
6)      CITIZENSHIP OR PLACE OF ORGANIZATION

                                   CALIFORNIA
------------------------------------------------------------------------------
                  7)      SOLE VOTING POWER

                          SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
  NUMBER OF    ---------------------------------------------------------------
   SHARES         8)      SHARED VOTING POWER
BENEFICIALLY
  OWNED BY
    EACH       ---------------------------------------------------------------
  REPORTING       9)      SOLE DISPOSITIVE POWER
   PERSON
    WITH                  SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
               ---------------------------------------------------------------
                 10)      SHARED DISPOSITIVE POWER


------------------------------------------------------------------------------
11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
------------------------------------------------------------------------------
12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES (See Instructions)                        [ ]

------------------------------------------------------------------------------
13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        Approximately 84.06% (based on 40,982,153 shares outstanding)
------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON (See Instructions)

                                    OO + IN
==============================================================================

CUSIP No. 92923B                      13D                  Page 6 of 30 Pages

==============================================================================
1)      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                            AVRETT ENTERPRISES, LTD.

        I.R.S. ID NO. (No I.R.S. ID No. as it is a Canadian corporation)
------------------------------------------------------------------------------
2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a)  [X]
                                                                (b)  [ ]
------------------------------------------------------------------------------
3)      SEC USE ONLY


------------------------------------------------------------------------------
4)      SOURCE OF FUNDS (See Instructions)

                                       WC
------------------------------------------------------------------------------
5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

------------------------------------------------------------------------------
6)      CITIZENSHIP OR PLACE OF ORGANIZATION

                                     CANADA
------------------------------------------------------------------------------
                  7)      SOLE VOTING POWER

                          SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
  NUMBER OF    ---------------------------------------------------------------
   SHARES         8)      SHARED VOTING POWER
BENEFICIALLY
  OWNED BY
    EACH       ---------------------------------------------------------------
  REPORTING       9)      SOLE DISPOSITIVE POWER
   PERSON
    WITH                  SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
               ---------------------------------------------------------------
                 10)      SHARED DISPOSITIVE POWER


------------------------------------------------------------------------------
11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
------------------------------------------------------------------------------
12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES (See Instructions)                        [ ]

------------------------------------------------------------------------------
13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        Approximately 84.06% (based on 40,982,153 shares outstanding)
------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON (See Instructions)

                                       CO
==============================================================================

CUSIP No. 92923B                       13D                  Page 7 of 30 Pages

==============================================================================
1)      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                          SILPIT INDUSTRIES CO., LTD.

        I.R.S. ID NO. (No I.R.S. ID No. as it is a Canadian corporation)
------------------------------------------------------------------------------
2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a)  [X]
                                                                (b)  [ ]
------------------------------------------------------------------------------
3)      SEC USE ONLY


------------------------------------------------------------------------------
4)      SOURCE OF FUNDS (See Instructions)

                                       WC
------------------------------------------------------------------------------
5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

------------------------------------------------------------------------------
6)      CITIZENSHIP OR PLACE OF ORGANIZATION

                                     CANADA
------------------------------------------------------------------------------
                  7)      SOLE VOTING POWER

                          SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
  NUMBER OF    ---------------------------------------------------------------
   SHARES         8)      SHARED VOTING POWER
BENEFICIALLY
  OWNED BY
    EACH       ---------------------------------------------------------------
  REPORTING       9)      SOLE DISPOSITIVE POWER
   PERSON
    WITH                  SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
               ---------------------------------------------------------------
                 10)      SHARED DISPOSITIVE POWER


------------------------------------------------------------------------------
11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
------------------------------------------------------------------------------
12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES (See Instructions)                        [ ]

------------------------------------------------------------------------------
13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        Approximately 84.06% (based on 40,982,153 shares outstanding)
------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON (See Instructions)

                                       CO
==============================================================================

CUSIP No. 92923B                      13D                  Page 8 of 30 Pages

==============================================================================
1)      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                             MEMRAD HOLDINGS, LTD.

        I.R.S. ID NO. (No I.R.S. ID No. as it is a Canadian corporation)
------------------------------------------------------------------------------
2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a)  [X]
                                                                (b)  [ ]
------------------------------------------------------------------------------
3)      SEC USE ONLY


------------------------------------------------------------------------------
4)      SOURCE OF FUNDS (See Instructions)

                                       WC
------------------------------------------------------------------------------
5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

------------------------------------------------------------------------------
6)      CITIZENSHIP OR PLACE OF ORGANIZATION

                                     CANADA
------------------------------------------------------------------------------
                  7)      SOLE VOTING POWER

                          SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
  NUMBER OF    ---------------------------------------------------------------
   SHARES         8)      SHARED VOTING POWER
BENEFICIALLY
  OWNED BY
    EACH       ---------------------------------------------------------------
  REPORTING       9)      SOLE DISPOSITIVE POWER
   PERSON
    WITH                  SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
               ---------------------------------------------------------------
                 10)      SHARED DISPOSITIVE POWER


------------------------------------------------------------------------------
11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
------------------------------------------------------------------------------
12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES (See Instructions)                        [ ]

------------------------------------------------------------------------------
13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        Approximately 84.06% (based on 40,982,153 shares outstanding)
------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON (See Instructions)

                                       CO
==============================================================================

CUSIP No. 92923B                       13D                  Page 9 of 30 Pages

==============================================================================
1)      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                             AMERICAN ASSETS, INC.

                           I.R.S. ID NO. 95-249-3347
------------------------------------------------------------------------------
2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a)  [X]
                                                                (b)  [ ]
------------------------------------------------------------------------------
3)      SEC USE ONLY


------------------------------------------------------------------------------
4)      SOURCE OF FUNDS (See Instructions)

                                       WC
------------------------------------------------------------------------------
5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

------------------------------------------------------------------------------
6)      CITIZENSHIP OR PLACE OF ORGANIZATION

                                   CALIFORNIA
------------------------------------------------------------------------------
                  7)      SOLE VOTING POWER

                          SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
  NUMBER OF    ---------------------------------------------------------------
   SHARES         8)      SHARED VOTING POWER
BENEFICIALLY
  OWNED BY
    EACH       ---------------------------------------------------------------
  REPORTING       9)      SOLE DISPOSITIVE POWER
   PERSON
    WITH                  SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
               ---------------------------------------------------------------
                 10)      SHARED DISPOSITIVE POWER


------------------------------------------------------------------------------
11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
------------------------------------------------------------------------------
12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES (See Instructions)                        [ ]

------------------------------------------------------------------------------
13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        Approximately 84.06% (based on 40,982,153 shares outstanding)
------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON (See Instructions)

                                       CO
==============================================================================

CUSIP No. 92923B                      13D                  Page 10 of 30 Pages

==============================================================================
1)      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                            CANPAC ENTERPRISES, LTD.

        I.R.S. ID NO. (No I.R.S. ID No. as it is a Canadian corporation)
------------------------------------------------------------------------------
2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a)  [X]
                                                                (b)  [ ]
------------------------------------------------------------------------------
3)      SEC USE ONLY


------------------------------------------------------------------------------
4)      SOURCE OF FUNDS (See Instructions)

                                       WC
------------------------------------------------------------------------------
5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

------------------------------------------------------------------------------
6)      CITIZENSHIP OR PLACE OF ORGANIZATION

                                     CANADA
------------------------------------------------------------------------------
                  7)      SOLE VOTING POWER

                          SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
  NUMBER OF    ---------------------------------------------------------------
   SHARES         8)      SHARED VOTING POWER
BENEFICIALLY
  OWNED BY
    EACH       ---------------------------------------------------------------
  REPORTING       9)      SOLE DISPOSITIVE POWER
   PERSON
    WITH                  SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
               ---------------------------------------------------------------
                 10)      SHARED DISPOSITIVE POWER


------------------------------------------------------------------------------
11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
------------------------------------------------------------------------------
12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES (See Instructions)                        [ ]

------------------------------------------------------------------------------
13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        Approximately 84.06% (based on 40,982,153 shares outstanding)
------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON (See Instructions)

                                       CO
==============================================================================

CUSIP No. 92923B                       13D                 Page 11 of 30 Pages

==============================================================================
1)      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                        WESTERN INSURANCE HOLDINGS, INC.

                            I.R.S. ID NO. 95-2890041
------------------------------------------------------------------------------
2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a)  [X]
                                                                (b)  [ ]
------------------------------------------------------------------------------
3)      SEC USE ONLY


------------------------------------------------------------------------------
4)      SOURCE OF FUNDS (See Instructions)

                                       WC
------------------------------------------------------------------------------
5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

------------------------------------------------------------------------------
6)      CITIZENSHIP OR PLACE OF ORGANIZATION

                                   CALIFORNIA
------------------------------------------------------------------------------
                  7)      SOLE VOTING POWER

                          SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
  NUMBER OF    ---------------------------------------------------------------
   SHARES         8)      SHARED VOTING POWER
BENEFICIALLY
  OWNED BY
    EACH       ---------------------------------------------------------------
  REPORTING       9)      SOLE DISPOSITIVE POWER
   PERSON
    WITH                  SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
               ---------------------------------------------------------------
                 10)      SHARED DISPOSITIVE POWER


------------------------------------------------------------------------------
11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
------------------------------------------------------------------------------
12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES (See Instructions)                        [ ]

------------------------------------------------------------------------------
13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        Approximately 84.06% (based on 40,982,153 shares outstanding)
------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON (See Instructions)

                                       IC
==============================================================================

CUSIP No. 92923B                      13D                 Page 12 of 30 Pages

==============================================================================
1)      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                         INSURANCE COMPANY OF THE WEST

                           I.R.S. ID NO. 95-2769232
------------------------------------------------------------------------------
2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a)  [X]
                                                                (b)  [ ]
------------------------------------------------------------------------------
3)      SEC USE ONLY


------------------------------------------------------------------------------
4)      SOURCE OF FUNDS (See Instructions)

                                       WC
------------------------------------------------------------------------------
5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

------------------------------------------------------------------------------
6)      CITIZENSHIP OR PLACE OF ORGANIZATION

                                   CALIFORNIA
------------------------------------------------------------------------------
                  7)      SOLE VOTING POWER

                          SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
  NUMBER OF    ---------------------------------------------------------------
   SHARES         8)      SHARED VOTING POWER
BENEFICIALLY
  OWNED BY
    EACH       ---------------------------------------------------------------
  REPORTING       9)      SOLE DISPOSITIVE POWER
   PERSON
    WITH                  SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
               ---------------------------------------------------------------
                 10)      SHARED DISPOSITIVE POWER


------------------------------------------------------------------------------
11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
------------------------------------------------------------------------------
12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES (See Instructions)                        [ ]

------------------------------------------------------------------------------
13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        Approximately 84.06% (based on 40,982,153 shares outstanding)
------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON (See Instructions)

                                       IC
==============================================================================

CUSIP No. 92923B                      13D                 Page 13 of 30 Pages

==============================================================================
1)      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                           EXPLORER INSURANCE COMPANY

                            I.R.S. ID NO. 94-2784519
------------------------------------------------------------------------------
2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a)  [X]
                                                                (b)  [ ]
------------------------------------------------------------------------------
3)      SEC USE ONLY


------------------------------------------------------------------------------
4)      SOURCE OF FUNDS (See Instructions)

                                       WC
------------------------------------------------------------------------------
5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

------------------------------------------------------------------------------
6)      CITIZENSHIP OR PLACE OF ORGANIZATION

                                    ARIZONA
------------------------------------------------------------------------------
                  7)      SOLE VOTING POWER

                          SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
  NUMBER OF    ---------------------------------------------------------------
   SHARES         8)      SHARED VOTING POWER
BENEFICIALLY
  OWNED BY
    EACH       ---------------------------------------------------------------
  REPORTING       9)      SOLE DISPOSITIVE POWER
   PERSON
    WITH                  SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
               ---------------------------------------------------------------
                 10)      SHARED DISPOSITIVE POWER


------------------------------------------------------------------------------
11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
------------------------------------------------------------------------------
12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES (See Instructions)                        [ ]

------------------------------------------------------------------------------
13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        Approximately 84.06% (based on 40,982,153 shares outstanding)
------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON (See Instructions)

                                       IC
==============================================================================

CUSIP No. 92923B                      13D                 Page 14 of 30 Pages

==============================================================================
1)      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                   DHM Trust

                            I.R.S. ID NO. 33-6003176
------------------------------------------------------------------------------
2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                (a)  [X]
                                                                (b)  [ ]
------------------------------------------------------------------------------
3)      SEC USE ONLY


------------------------------------------------------------------------------
4)      SOURCE OF FUNDS (See Instructions)

                                       PF
------------------------------------------------------------------------------
5)      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

------------------------------------------------------------------------------
6)      CITIZENSHIP OR PLACE OF ORGANIZATION

                                     CANADA
------------------------------------------------------------------------------
                  7)      SOLE VOTING POWER

                          SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
  NUMBER OF    ---------------------------------------------------------------
   SHARES         8)      SHARED VOTING POWER
BENEFICIALLY
  OWNED BY
    EACH       ---------------------------------------------------------------
  REPORTING       9)      SOLE DISPOSITIVE POWER
   PERSON
    WITH                  SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
               ---------------------------------------------------------------
                 10)      SHARED DISPOSITIVE POWER


------------------------------------------------------------------------------
11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        SEE ITEM 5 INTEREST IN SECURITIES OF THE ISSUER
------------------------------------------------------------------------------
12)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES (See Instructions)                        [ ]

------------------------------------------------------------------------------
13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        Approximately 84.06% (based on 40,982,153 shares outstanding)
------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON (See Instructions)

                                       OO
==============================================================================

Item 1.         Security and Issuer.

Common Stock, no par value

WFS FINANCIAL INC
23 Pasteur Road
Irvine, CA 92718-3804

Item 2.         Identity and Background.

WESTCORP

(a)     Westcorp
(b)     The principal business address is:
        23 Pasteur Road
        Irvine, CA 92718-3804
(c)     Current conviction during the last five years: None
(d)     Securities Laws proceedings: None
(e)     United States Corporation.

WESTERN FINANCIAL BANK

(a)     Western Financial Bank
(b)     The principal business address is:
        16485 Laguna Canyon Road
        Irvine, CA 92618-3820
(c)     Current conviction during the last five years: None
(d)     Securities Laws proceedings: None
(e)     United States Corporation.

ERNEST S. RADY AND ERNEST S. RADY TRUST

(a)     Ernest S. Rady and Ernest S. Rady, Trustee
        Mr. Rady's address is:
        8144 Prestwick Drive
        La Jolla, CA 92037
(b)     The Trust's principal business address is:
        11455 El Camino Real, Suite 200
        San Diego, CA 92130-2045
        Attn: Ernest S. Rady, Trustee
(c) Mr. Rady, the Trustee of the above referenced trust is the Chairman, President and Chief Executive Officer of the Issuer and is an executive officer and/or director of many of the reporting parties included in this Schedule 13D.
(d)     Current conviction during the last five years: None
(e)     Securities laws proceedings: None.
(f)     Citizenship:    CANADA

EVELYN SHIRLEY RADY AND EVELYN SHIRLEY RADY TRUST

(a)     Evelyn Shirley Rady and Ernest S. Rady, Trustee
        Mrs. Rady's address is:
        8144 Prestwick Drive
        La Jolla, CA 92037
(b)     The Trust's principal business address is:
        11455 El Camino Real, Suite 200
        San Diego, CA 92130-2045
        Attn: Ernest S. Rady, Trustee
(c) Mr. Rady, the Trustee of the above referenced trust is the Chairman, President and Chief Executive Officer of the Issuer and is an executive officer and/or director of many of the reporting parties included in this Schedule 13D.
(d)     Current conviction during the last five years: None
(e)     Securities laws proceedings: None
(f)     Citizenship:    CANADA





                              Page 15 of 30 Pages

AVRETT ENTERPRISES, LTD.

(a)     Avrett Enterprises, Ltd.
(b)     The principal business address is:
        Avrett Enterprises, Ltd.
        70 Arthur Street
        Winnipeg, Manitoba
        Canada R3B 1G7
(c)     Current conviction during the last five years: None
(d)     Securities laws proceedings: None
(e)     Canadian corporation.

SILPIT INDUSTRIES CO., LTD.

(a)     Silpit Industries Co., Ltd.
(b)     The principal business address is:
        Silpit Industries Co., Ltd.
        70 Arthur Street
        Winnipeg, Manitoba
        Canada R3B 1G7
(c)     Current conviction during the last five years: None
(d)     Securities Laws proceedings: None
(e)     California corporation.

MEMRAD HOLDINGS, LTD.

(a)     Memrad Holdings, Ltd.
(b)     The principal business address is:
        Memrad Holdings, Ltd.
        903-213 Notre Dame Avenue
        Winnipeg, Manitoba
        Canada R3B 1N3
(c)     Current conviction during the last five years: None
(d)     Securities Laws proceedings: None
(e)     Canadian corporation.

AMERICAN ASSETS, INC.

(a)     American Assets, Inc.
(b)     The principal business address is:
        American Assets, Inc.
        11455 El Camino Real
        San Diego, California 92130-2045
(c)     Current conviction during the last five years: None
(d)     Securities Laws proceedings: None
(e)     California corporation.



                              Page 16 of 30 Pages

CANPAC ENTERPRISES, LTD.

(a)     Canpac Enterprises, Ltd.
(b)     The principal business address is:
        Canpac Enterprises, Ltd.
        70 Arthur Street
        Winnipeg, Manitoba
        Canada R3B 1G7
(c)     Current conviction during the last five years: None
(d)     Securities Laws proceedings: None
(e)     Canadian corporation.

WESTERN INSURANCE HOLDINGS, INC.

(a)     Western Insurance Holdings, Inc.
(b)     The principal business address is:
        Western Insurance Holdings, Inc.
        11455 El Camino Real
        San Diego, California 92130-2045
(c)     Current conviction during the last five years: None
(d)     Securities Laws proceedings: None
(e)     California corporation.

INSURANCE COMPANY OF THE WEST

(a)     Insurance Company of the West
(b)     The principal business address is:
        Insurance Company of the West
        11455 El Camino Real
        San Diego, California 92130-2045
(c)     Current conviction during the last five years: None
(d)     Securities Laws proceedings: None
(e)     California corporation.

EXPLORER INSURANCE COMPANY

(a)     Explorer Insurance Company
(b)     The principal business address is:
        Explorer Insurance Company
        11455 El Camino Real
        San Diego, California 92130-2045
(c)     Current conviction during the last five years: None
(d)     Securities Laws proceedings: None
(e)     Arizona corporation.

DHM TRUST

(a)     DHM Trust, Ernest S. Rady, Trustee
        Mr. Rady's address is:
        8144 Prestwick Drive
        La Jolla, CA 92037
(b)     The Trust's principal business address is:
        11455 El Camino Real
        San Diego, CA 92130-2045
        Attn: Ernest S. Rady, Trustee
(c) Mr. Rady, the Trustee of the above referenced trust is the Chairman, President and Chief Executive Officer of the Issuer and is an executive officer and/or director of many of the reporting parties included in the Schedule 13D.
(d)     Current conviction during last five years:  None
(e)     Securities laws proceedings:  None
(f)     Citizenship:  Canada

        Identification of Members of the Group

(a) Westcorp

        Names and Addresses of Officers
        and Directors as of March 4, 2002                Title
        --------------------------------------           -----
        Ernest S. Rady                          Chairman of the Board, Chief Executive
        11455 El Camino Real Suite 200          Officer and Director
        San Diego, CA 92130

        Thomas Wolfe                            President and Director
        23 Pasteur
        Irvine, CA 92618

        Lee A. Whatcott                         Executive Vice President and
        23 Pasteur                              Chief Financial Officer
        Irvine, CA 92618

        Donna Lesch                             Senior Vice President and Director of
        23 Pasteur                              Human Performance
        Irvine, CA 92618

        Dawn Martin                             Senior Vice President and Chief
        23 Pasteur                              Information Officer
        Irvine, CA 92618

        Richard Banes                           Vice President and Director of
        23 Pasteur                              Audit Services
        Irvine, CA 92618

        Guy Du Bose                             Vice President, Secretary and
        23 Pasteur                              General Counsel
        Irvine, CA 9268

        Mark Olson                              Vice President and Controller
        23 Pasteur
        Irvine, CA 9268

        J. Keith Palmer                         Vice President and Treasurer
        23 Pasteur
        Irvine, CA 92618

        Judith Bardwick                         Director
        23 Pasteur
        Irvine, CA 92618

        Robert Barnum                           Director
        23 Pasteur
        Irvine, CA 92618

        James Dowlan                            Director
        23 Pasteur
        Irvine, CA 92618

        Charles E. Scribner                     Director
        23 Pasteur
        Irvine, CA 92618-3804


Western Financial Bank

(a)     Western Financial Bank
        Names and Addresses of Officers
        and Directors as of March 4, 2002               Title
        --------------------------------------          -----

        Ernest S. Rady                          Chairman of the Board,
        11455 El Camino Real Suite 200          Chief Executive Officer and
        San Diego, CA 92130                     Director

        Charles E. Scribner                     Vice Chairman and Director
        23 Pasteur
        Irvine, CA 92618

        James Tecca                             President
        23 Pasteur
        Irvine, CA 92618

        Thomas Wolfe                            Vice Chairman and Director
        23 Pasteur
        Irvine, CA 92618

        Lee A. Whatcott                         Senior Executive Vice President and
        23 Pasteur                              Chief Financial Officer
        Irvine, CA 92618

        Donna Lesch                             Executive Vice President and
        23 Pasteur                              Director of Human Performance
        Irvine, CA 92618

        Dawn Martin                             Executive Vice President and
        23 Pasteur                              Chief Information Officer
        Irvine, CA 92618

        Richard Banes                           Senior Vice President and
        23 Pasteur                              Director of Audit Services
        Irvine, CA 92618

        Joy Bagnall                             Senior Vice President
        23 Pasteur
        Irvine, CA 92618

        John DeCero                             Senior Vice President
        23 Pasteur
        Irvine, CA 92618

        Guy Du Bose                             Senior Vice President, Secretary
        23 Pasteur                              and General Counsel
        Irvine, CA 92618

        Doak Kraus                              Senior Vice President
        23 Pasteur
        Irvine, CA 92618

        John Lawrence                           Senior Vice President
        23 Pasteur
        Irvine, CA 92618

        Mark Olson                              Senior Vice President and Controller
        23 Pasteur
        Irvine, CA 92618

        J. Keith Palmer                         Senior Vice President and Treasurer
        23 Pasteur
        Irvine, CA 92618

        Shelly Chase                            Senior Vice President
        23 Pasteur
        Irvine, CA 92618

        Jon Wilcox                              Senior Vice President
        23 Pasteur
        Irvine, CA 92618

        Judith Bardwick                         Director
        23 Pasteur
        Irvine, CA 92618

        Robert Barnum                           Director
        23 Pasteur
        Irvine, CA 92618

        James Dowlan                            Director
        23 Pasteur
        Irvine, CA 92618

The Ernest S. Rady Trust

(a)     Ernest S. Rady, Trustee





                              Page 17 of 30 Pages

Evelyn Shirley Rady

(a)     Ernest S. Rady, Trustee

Avrett Enterprises, Ltd.

(a)     Avrett Enterprises, Ltd.

        Names and Addresses of Officers
        and Directors as of March 4, 2002              Title
        --------------------------------------         -----

        Sylvia Silverberg                       President, Director
        70 Arthur Street
        Winnipeg, Manitoba
        Canada R3B 1G7

        Evelyn Rady                             Vice President, Director
        8144 Prestwick Drive
        La Jolla, CA 92037

        Ernest S. Rady                          Vice President
        8144 Prestwick Drive
        La Jolla, CA 92037

        Nora Kaufman                            Secretary, Treasurer, Director
        70 Arthur Street
        Winnipeg, Manitoba
        Canada R3B 1G7

Silpit Industries Co., Ltd.

        Names and Addresses of Officers
        and Directors as of March 4, 2002              Title
        --------------------------------------         -----

(a)     Silpit Industries Co., Ltd.
        David S. Kaufman                        President, Director
        70 Arthur Street
        Winnipeg, Manitoba
        Canada R3B 1G7

        G.L. Stoddart                           Vice President
        70 Arthur Street
        Winnipeg, Manitoba
        Canada R3B 1G7

        Nora Kaufman                            Secretary, Treasurer, Director
        70 Arthur Street
        Winnipeg, Manitoba
        Canada R3B 1G7




                              Page 18 of 30 Pages

        Evelyn Rady                                  Director
        8144 Prestwick Drive
        La Jolla, CA 92037

        Sylvia Silverberg                            Director
        70 Arthur Streer
        Winnipeg, Manitoba
        Canada R3B 1G7

        Allan Kaufman                                Director
        70 Arthur Street
        Winnipeg, Manitoba
        Canada R3B 1G7


Memrad Holdings, Ltd.

        Names and Addresses of Officers
        and Directors as of March 4, 2002                       Title
        --------------------------------------                  -----
(a)     Memrad Holdings, Ltd.

        Ernest S. Rady                               President, Director
        8144 Prestwick Drive
        La Jolla, CA 92037

        Marjorie Blankstein                          Treasurer, Director
        903-213 Notre Dame Avenue
        Winnipeg, Manitoba
        Canada R3B 1N3

        Morley Blankstein                            Vice President
        903-213 Notre Dame Avenue
        Winnipeg, Manitoba
        Canada R3B 1N3

        Mindel Olenick                               Assistant Secretary, Director
        903-213 Notre Dame Avenue
        Winnipeg, Manitoba
        Canada R3B 1N3


        Thomas Z. Olenick                            Vice President
        903-213 Notre Dame Avenue
        Winnipeg, Manitoba
        Canada R3B 1N3






                              Page 19 of 30 Pages

        Brian Hirsch                                 Secretary
        903-213 Notre Dame Avenue
        Winnipeg, Manitoba
        Canada R3B 1N3

American Assets, Inc.

(a)     American Assets, Inc., a California corporation

        Names and Addresses of Officers
        and Directors as of March 4, 2002                       Title
        -------------------------------------                   -----
        Ernest S. Rady                               Chairman of the Board, President
        8144 Prestwick Drive
        La Jolla, CA 92037

        Harry M. Rady                                Director
        11455 El Camino Real
        San Diego, CA 92130-2045

        Bernard M. Feldman                           Director
        11455 El Camino Real
        San Diego, CA 92130-2045

        John J. Chamberlain                          Chief Executive Officer, Senior
        11455 El Camino Real                         Executive Vice President
        San Diego, CA 92130-2045

        Allen Garrett                                Executive Vice President, Chief
        11455 El Camino Real                         Operating Officer
        San Diego, CA 92130-2045

        Robert F. Barton                             Vice President, Chief Financial
        11455 El Camino Real                         Officer, Secretary
        San Diego, CA 92130-2045

        James R. Cronemeyer                          Executive Vice President,
        11455 El Camino Real                         Residential Properties
        San Diego, CA 92130-2045

        James Roherty                                Vice President - Construction
        11455 El Camino Real
        San Diego, CA 92130-2045





                              Page 20 of 30 Pages

Canpac Enterprises, Ltd.

(a)     Canpac Enterprises, Ltd.


    Names and Addresses of Officers
    and Directors as of March 4, 2002                   Title
    -------------------------------------               -----
        Ernest S. Rady                          President, Director
        8144 Prestwick Drive
        La Jolla, CA 92037

        Brian Hirsch                            Secretary, Treasurer, Director
        903-213 Notre Dame Avenue
        Winnipeg, Manitoba
        Canada R3B 1N3

        David S. Kaufman
        11455 El Camino Real, #200              Director
        San Diego, CA 92130-2045

Western Insurance Holdings, Inc.


    Names and Addresses of Officers
    and Directors as of March 4, 2002                   Title
    -------------------------------------               -----
(a)     Western Insurance Holdings, Inc.

        Ernest S. Rady                          Chairman of the Board, President
        8144 Prestwick Drive
        La Jolla, CA 92037

        Bernard M. Feldman                      Director
        11455 El Camino Real
        San Diego, CA 92130-2045

        H. Michael Freet                        Senior Vice President, Treasurer,
        11455 El Camino Real                    Director
        San Diego, CA 92130-2045

        James W. Austin III                     Secretary
        11455 El Camino Real
        San Diego, CA 92130-2045

        Mary E. Cannon                          Assistant Secretary
        11455 El Camino Real
        San Diego, CA 92130-2045




                              Page 21 of 30 Pages

Insurance Company of the West

(a)     Insurance Company of the West


    Names and Addresses of Officers
    and Directors as of March 4, 2002                  Title
    ---------------------------------                  -----
        Ernest S. Rady                         Chairman of the Board, President,
        11455 El Camino Real                   Director
        San Diego, CA 92130-2045

        Bernard M. Feldman                     Director
        11455 El Camino Real
        San Diego, CA 92130-2045

        Richard S. King                        Director
        11455 El Camino Real
        San Diego, CA 92130-2045

        Arne D. Wagner                         Director
        11455 El Camino Real #200
        San Diego, CA 92130-2045

        Bruce N. Moore                         Director
        11455 El Camino Real
        San Diego, CA 92130-2045

        James B. Rathbun                       Director
        11455 El Camino Real
        San Diego, CA 92130-2045

        Charles E. Scribner                    Director
        11455 El Camino Real #200
        San Diego, CA 92130-2045

        Fredericka Taubitz                     Director
        11455 El Camino Real #200
        San Diego, CA 92130-2045

        H. Michael Freet                       Senior Vice President, Treasurer
        11455 El Camino Real
        San Diego, CA 92130-2045

        John L. Hannum                         Executive Vice President
        11455 El Camino Real
        San Diego, CA 92130-2045




                              Page 22 of 30 Pages

        James A. Currie                 Senior Vice President
        11455 El Camino Real
        San Diego, CA 92130-2045

        Kevin M. Prior                  Senior Vice President
        11455 El Camino Real
        San Diego, CA 92130-2045

        Rory Read                       Senior Vice President
        11455 El Camino Real
        San Diego, CA 92130-2045

        James W. Austin III             Senior Vice President, Secretary
        11455 El Camino Real            and General Counsel
        San Diego, CA 92130-2045

        Gene P. Irizarry                Senior Vice President
        11455 El Camino Real
        San Diego, CA 92130-2045

        Leslie M. Obayashi              Senior Vice President
        11455 El Camino Real
        San Diego, CA 92130-2045

        Dennis E. Osgood                Senior Vice President
        11455 El Camino Real
        San Diego, CA 92130-2045


                              Page 23 of 30 Pages

Explorer Insurance Company

(a)     Explorer Insurance Company

        Names and Addresses of Officers
        and Directors as of March 4, 2002                       Title
        ---------------------------------                       -----
        Ernest S. Rady                               Chairman of the Board, President,
        11455 El Camino Real                         Director
        San Diego, CA 92130-2045

        Bernard M. Feldman                           Director
        11455 El Camino Real
        San Diego, CA 92130-2045

        Frederick Bernard Tisovic                    Executive Vice President, Director
        11455 El Camino Real
        San Diego, CA 92130-2045

        James W. Austin III                          Director
        11455 El Camino Real
        San Diego, CA 92130-2045

        H. Michael Freet                             Senior Vice President,
        11455 El Camino Real                         Treasurer, Director
        San Diego, CA 92130-2045

        John L. Hannum                               Executive Vice President
        11455 El Camino Real
        San Diego, CA 92130-2045






                              Page 24 of 30 Pages

        DHM Trust
        (a) Ernest S. Rady              Trustee


DHM TRUST

(a)     DHM Trust

        Names and Addresses of Officers
        and Directors as of March 4, 2002                       Title
        ---------------------------------                       -----
        Ernest S. Rady                               Trustee
        8144 Prestwick Drive
        La Jolla, CA 92037



                               Page 25 of 30 Pages

Item 3.        Source and Amount of Funds and Other Consideration.

        The consideration paid for the securities purchased was cash from working capital.

Item 4.         Purpose of Transaction.

        Investment.

Item 5.         Interest in Securities of the Issuer.

        This filing is for the cumulative share holdings of an affiliated group as of the close of business on March 4, 2002. The various entities named in this Schedule 13D directly or indirectly collectively owned, as of such date, 34,447,702 outstanding shares of Common Stock of the Issuer representing 84.06% of the outstanding shares of Common Stock of the Issuer. At this date, there are 21,198 options exercisable by members of the affiliated group within 60 days. Exhibit A attached hereto and incorporated by this reference herein depicts the relationship among the various affiliated companies in the "Rady" group as well as the ownership interests of Westcorp and Western Financial Bank (which entities are controlled by the Rady Group). There is no formal agreement to vote or dispose of the shares of the issuer in a particular manner. The dispositive and voting power of each of the trusts and companies shown on Exhibit A is made independent of each other, except to the extent that Mr. and Mrs. Rady may be shareholders, officers and/or directors of the various companies and in that respect are able to control the disposition and voting of the shares of the Issuer owned by each such company.


       The following securities transaction occurred in the sixty (60) day period preceding May 25, 2001:

Date                   No. Shares         Purchaser                       Price
-----                  ----------         ---------                       -----
February 6, 2002           5,500          Western Financial Bank          $20.35
February 7, 2002          14,000          Western Financial Bank          $20.16
February 14, 2002          5,000          Western Financial Bank          $20.55
February 15, 2002         29,500          Western Financial Bank          $20.22
February 19, 2002         11,000          Western Financial Bank          $19.82
February 20, 2002         32,300          Western Financial Bank          $20.00
February 25, 2002         29,800          Western Financial Bank          $19.14
February 26, 2002         15,300          Western Financial Bank          $18.67
March 4, 2002          5,247,008          Western Financial Bank          $18.00


All shares purchased on March 4, 2002 were acquired upon exercise of subscription rights distributed to all shareholders of WFS Financial Inc on a pro rata basis pursuant to Issuer's registered rights offering as detailed in its prospectus dated February 12, 2002. Due to allocations which had to be made by the transfer and subscription agent as a result of offers to purchase more shares than were available in the offering, the members of the Rady Group were not aware of the actual number of shares that they were permitted to purchase until significantly after the March 4, 2002 effective date of acquisition.



                              Page 26 of 30 Pages

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer. See discussion under item 5, above.

        Additionally, pursuant to the provisions of the Ernest S. Rady Trust and the Evelyn S. Rady Trust, Ernest S. Rady, as trustee, has the power to sell, buy, retain, invest and reinvest the trusts' assets, which include the shares of the Issuer's Common Stock.

Item 7.         Material to be Filed as Exhibits.

        Exhibit A: Organizational Chart of Rady Entities beneficially holding shares in WFS Financial Inc.







                              Page 27 of 30 Pages

                                   SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        Westcorp


        Dated: April 22, 2002           By: /s/ ERNEST S. RADY
                                            -----------------------------------
                                                Ernest S. Rady, President


                                        Western Financial Bank


        Dated: April 22, 2002           By:  /s/ ERNEST S. RADY
                                            -----------------------------------
                                                Ernest S. Rady, Chairman


                                        Ernest S. Rady Trust

        Dated: April 22, 2002           /s/ ERNEST S. RADY
                                        --------------------------------------
                                        Ernest S. Rady, Trustee


                                        Evelyn Shirley Rady Trust


        Dated: April 22, 2002           /s/ ERNEST S. RADY
                                        --------------------------------------
                                        Ernest S. Rady, Trustee


                                        American Assets, Inc.

        Dated: April 22, 2002           By: /s/ ERNEST S. RADY
                                            ----------------------------------
                                            Ernest S. Rady, Chairman

                                        Avrett Enterprises, Ltd.


        Dated: April 22, 2002           By: /s/ ERNEST S. RADY
                                            -----------------------------------
                                            Ernest S. Rady, Vice President

                                        Canpac Enterprises, Ltd.


        Dated: April 22, 2002           By: /s/ ERNEST S. RADY
                                            ----------------------------------
                                            Ernest S. Rady, President

                                        Insurance Company of the West


        Dated: April 22, 2002           By: /s/ ERNEST S. RADY
                                            ----------------------------------
                                            Ernest S. Rady, Chairman



                              Page 28 of 30 Pages

                                        Memrad Holdings, Ltd.


        Dated: April 22, 2002           By: /s/ ERNEST S. RADY
                                            -----------------------------------
                                                Ernest S. Rady, President


                                        Silpit Industries Co., Ltd.


        Dated: April 22, 2002           By:  /s/ ERNEST S. RADY
                                            -----------------------------------
                                                Ernest S. Rady, Chairman


                                        Western Insurance Holdings, Inc.


        Dated: April 22, 2002           By:  /s/ ERNEST S. RADY
                                            -----------------------------------
                                                Ernest S. Rady, Chairman


                                        Explorer Insurance Inc.


        Dated: April 22, 2002           By:  /s/ ERNEST S. RADY
                                            -----------------------------------
                                                Ernest S. Rady, Chairman


                                        DHM Trust


        Dated: April 22, 2002           By:  /s/ ERNEST S. RADY
                                            -----------------------------------
                                                Ernest S. Rady, Trustee


                                        Ernest S. Rady


        Dated: April 22, 2002           By:  /s/ ERNEST S. RADY
                                            -----------------------------------
                                                Ernest S. Rady


                                        Evelyn Shirley Rady


        Dated: April 22, 2002           By:  /s/ EVELYN SHIRLEY RADY
                                            -----------------------------------
                                                Evelyn Shirley Rady





                              Page 29 of 30 Pages

                                   EXHIBIT A
               ORGANIZATIONAL CHART OF RADY ENTITIES BENEFICIALLY
            HOLDING SHARES IN WFS FINANCIAL INC AS OF MARCH 4, 2002


         -----------------                    ------------------
-----------ERNEST RADY------------       ---------EVELYN RADY------------------
/       /    TRUST        /      /      /            TRUST         /           /
/       /  -------------- /      /      /------------------------- /           /
/       /     /           / 62.46%      /         /                /           /
/       /     / 47.00%    /      /      /         /  50%           /           /
/       /     /           /      /      /         /                /           /
/       / ----------------/      /      ------------------------               /
/       / MEMRAD HOLDINGS,/      /      /   AVRETT ENTERPRISES--------/        /
/       /      LTD.       /      /  25.9%       LTD.               /  /        /
/       / ----------------/      /      /------------------------  /  /        /
/       /      /          /      /                /                /  /        /
/       /      /      7.66%      /                /  35.9%         /  /        /
/       /      /          /      /                /                /  /        /
/       /      /          /      /     /-------------------------  /  /        /
/       /      /          /      /     /---SILPIT INDUSTRIES       /  2.17%    /
/     10.58%   /          /      /     /       CO. LTD.            /  /        /
/       /      /          /      /     /--------------------------    /        /
/       /      56.61%     /      /                /  25.36%           /        /
10.57%  /      /          /      /     /--------------------------    /        /
/       /      /          /      ----------CANPAC ENTERPRISES, LTD.---         /
/       /      /          /               ------------------------             /
/       /      /          /                       /                            /
/       /      /          /-----------------------/----------/                 /
/       /      /-------------------/    16.7%     /          /                 /
/       /      /---AMERICAN ASSETS-/------------- /          /                 /
/       /      /         INC.     /                          /                 /
/       --------------------------                           /                 /
/                       /    /                               /                 /
/                       /    /                  83.35%       /                 /
/               ---------    ----------------------------    /             0.70%
/               /                                       /    /                 /
/               /51.36%                         ---------------------          /
/        -------------------------------------- WESTERN INS. HOLDINGS          /
/        /      /                               ---------------------          /
/        /      /                                       /                      /
/        /.73%  /                                       / 100%                 /
/        /      /                                       /                      /
/        /      /                              -------------------------       /
/        /      /    ------------------------- INSURANCE CO. OF THE WEST       /
/  ----------   /    /                         -------------------------       /
/  DHM TRUST--  /    /                                    /                    /
/  ----------/  /    4.81%                                / 100%               /
/            /  /    /                                    /                    /
/            /  /    /                             ----------------------      /
/       1.12%   /    /   ------------------------- EXPLORER INSURANCE CO.      /
/            /  /    /   /       0.07%             ----------------------      /
/            /  /    /   /                                                     /
/            /  --------------                                                 /
-------------      WESTCORP  --------------------------------------------------
                --------------
                      /
                      / 100%
                      /
                -----------------
                WESTERN FINANCIAL
                     BANK
                -----------------
                      /
                      / 84.06%
                      /
                -----------------
                  WFS FINANCIAL
                -----------------

                              Page 30 of 30 Pages